Exhibit 99.1

Veramark Announces Second Quarter Results

PITTSFORD, N.Y.--(BUSINESS WIRE)--Veramark Technologies, Inc. (VERA.OB) a leading provider of communication management solutions, today announced financial results for its second quarter ended June 30, 2008. Sales for Veramark's second quarter ended June 30, 2008 were $2,538,000, which compared with sales of $3,048,000 for the second quarter of 2007. For the six months ended June 30, 2008, sales of $5,210,000 decreased from sales of $6,397,000 for the first six months of 2007.

Ron Lundy, Veramark's Chief Financial Officer, attributed the lower sales for both the second quarter and the year to a non-recurring component of a single managed service contract completed in the first half of 2007, combined with a decrease in maintenance revenues associated with the now discontinued Quantum Series of products. Veramark reported a net loss for the second quarter of $260,000, or $0.03 per share, an improvement from the net loss of $320,000, also $0.03 per share, incurred for the same quarter of 2007. For the six months ended June 30, 2008, Veramark's net loss of $454,000, or $0.05 per share, compares with a net loss of $203,000, or $0.02 per share for the six months ended June 30, 2007.

“Many of our customers are facing uncertainty or outright slowdown within their own businesses in this difficult economic environment,” stated Tony Mazzullo, Veramark’s President and Chief Executive Officer. “We are addressing these realities by focusing on orders booked and expenses, particularly as we move through this economic transition. Orders booked in the second quarter increased 33 percent from the first quarter ($3,267,000 in Q2 vs. $2,454,000 in Q1). In addition, we reduced our net operating expenses by 20 percent in the first three months of the year and 13 percent for the six months ended June 30, 2008, versus the same periods in 2007,” cited Mazzullo.

Veramark will conduct a teleconference, hosted by Mr. Mazzullo, to discuss the 2008 second quarter results on Wednesday, August 13, 2008 at 2:00 PM Eastern Time. To access the conference call dial 800-954-0643.

About Veramark Technologies, Inc.

Veramark is a leading provider of communications management solutions that help organizations gain visibility into their communications networks and reduce expenses associated with their voice, data, and wireless services and infrastructure. Our solutions, which include software and services for Telecom Expense Management (TEM), provide business intelligence for managing complex unified communications networks on a global scale. Delivering innovative solutions to small, mid-size, and enterprise organizations, Veramark’s products are sold directly and through leveraged distribution channels. Veramark solutions are used by thousands of well-respected companies, including Comcast Corporation, HJ Heinz, Hearst Communications, FEMA, US Department of Homeland Security, the University of California San Francisco Medical Center, and other leading organizations. For more information, visit www.veramark.com.

VERAMARK TECHNOLOGIES, INC.
CONDENSED STATEMENT OF OPERATIONS DATA
(Unaudited)

Second Quarter Ended
June 30, 2008

	2008	2007
Sales	$2,538,283	$3,048,083
Income (Loss) Before Taxes	(259,709)	(320,144)
Income Taxes	-	-
Net Income (Loss)	$(259,709)	$(320,144)
Net Income (Loss) Per Diluted Share	$(0.03)	$(0.03)
Diluted Weighted Average
Number of Shares Outstanding	9,504,989	8,940,855

Six Months Ended
June 30, 2008

	2008	2007
Sales	$5,209,929	$6,396,725
Income (Loss) Before Taxes	(453,836)	(202,632)
Income Taxes	-	-
Net Income (Loss)	$(453,836)	$(202,632)
Net Income (Loss) Per Diluted Share	$(0.05)	$(0.02)
Diluted Weighted Average
Number of Shares Outstanding	9,425,951	8,897,994

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

CONTACT:
Media:
Veramark Technologies, Inc.
Tony Mazzullo, 585-381-6000
President and CEO
tmazzullo@veramark.com